UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) October 1, 2017

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

California	000-33063	33-0937517
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

86 North Main Street,

Porterville, CA 93257

(Registrant’s telephone number, including area code) (559) 782-4900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

On October 1, 2017, the transactions contemplated under that certain Agreement and Plan of Reorganization and Merger dated April 24, 2017 by and between the Company and OCB Bancorp (the “Merger Agreement”) were consummated. A copy of the Merger Agreement was filed as an exhibit to the Company’s Form 8-K filed on April 24, 2017.

Subject to the terms and conditions of the Merger Agreement, OCB Bancorp was merged with and into Sierra Bancorp, with Sierra Bancorp being the surviving corporation (the “Merger”). At the effective time of the Merger, each outstanding share of OCB Bancorp common stock, other than any shares dissenting from the Merger, was converted into the right to receive 0.55511 shares of Sierra Bancorp common stock, for an aggregate merger consideration valued at approximately $35.8 million in exchange for all of the issued and outstanding shares of OCB Bancorp, based on a volume-weighted average price of $25.20 per Sierra Bancorp share. Immediately following the Merger, Ojai Community Bank, the wholly-owned subsidiary of OCB Bancorp, was merged with and into Bank of the Sierra, the wholly-owned subsidiary of the Company, with Bank of the Sierra being the surviving bank.

A press release with respect to the consummation of the transactions contemplated by the Merger Agreement was issued on October 2, 2017, a copy of which is included as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The information required to be furnished pursuant to this item is set forth in the Exhibit Index which appears below, immediately before the signatures.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Sierra Bancorp dated October 2, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2017	SIERRA BANCORP

	By:	/s/ Kenneth R. Taylor
Kenneth R. Taylor
Executive Vice President & Chief Financial Officer

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